Exhibit 10.1
BAXTER INTERNATIONAL INC. EXECUTIVE SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION

INTRODUCTION

Baxter International Inc., a Delaware corporation adopts this Executive Severance Plan and Summary Plan Description (the “Plan”), effective as of the Effective Date (as defined below), for the benefit of certain Eligible Employees (as defined below). The purpose of the Plan is to provide assurances of specified severance benefits to Eligible Employees upon a Qualifying Termination (as defined below).

ARTICLE I
DEFINITIONS

As used herein, the following capitalized words and phrases shall have the following respective meanings unless the context clearly indicates otherwise:

1.1“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Securities Exchange Act of 1934, as may be amended from time to time.

1.2“Board” means the Board of Directors of the Company.

1.3“Cause” means (i) the willful and continued failure by the Eligible Employee to substantially perform their duties with the Company that has not been cured within 30 days after written demand for substantial performance is delivered by the Company, which demand specifically identifies the manner in which the Eligible Employee has not substantially performed (other than any such failure resulting from the Eligible Employee’s incapacity due to Disability), or (ii) the willful engaging by the Eligible Employee in conduct which is demonstrably and materially injurious to the Company, monetarily, reputationally, or otherwise. For purposes hereof, no act, or failure to act, on the Eligible Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Eligible Employee not in good faith and without reasonable belief that such action was in the best interest of the Company. Notwithstanding the foregoing, if an Eligible Employee is a party to a Change in Control Agreement, “Cause” with respect to such Eligible Employee shall have the meaning given to such term in the Change in Control Agreement. The Company’s most senior Human Resources officer (or the company’s most senior Legal officer in the event of a termination involving the Company’s most senior Human Resources officer), shall make the determination as to whether the termination of employment is for Cause, and such determination shall be binding, final and conclusive on all concerned.

1.4“Change in Control” means the term “Change in Control” as defined in the Baxter International Inc. 2015 Incentive Plan, as may be amended from time to time, or by any shareholder-approved successor plan thereto.

1.5“Change in Control Agreement” means an employment agreement, change in control agreement or plan, severance agreement or plan, or other agreement between the Company and a Eligible Employee or Company plan covering an Eligible Employee that provides for severance benefits upon a voluntary termination for good reason or involuntary termination without cause in connection with a Change in Control of the Company and that has been approved by the Board or the Committee.

1.6“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder, along with Treasury and IRS interpretations thereof. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

1.7“Committee” shall mean the Compensation Committee of the Board.

1.8“Company” shall mean Baxter International Inc., a Delaware corporation, and its successors.

1.9“Disability” shall mean a condition entitling the Eligible Employee to receive benefits under a long-term disability plan sponsored by the Company in which such Eligible Employee is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Eligible Employee by reason of illness or accident to perform the substantial duties of the occupation at which the Eligible Employee was employed or served when such disability commenced. Any determination of whether a Disability exists shall be made by the Committee (or designee) in its sole and absolute discretion.

1.10“Effective Date” shall mean November 16, 2020.

1.11“Eligible Employee” shall mean those salaried employees of the Company employed in the United States at a Vice President job level or above (including any salaried employee who is a United States expatriate on assignment in another country at the Vice President job level or above), but excluding the Chairman and Chief Executive Officer of the Company or any successor thereto and employees leased to Baxter Credit Union. In all cases, the Committee, in its sole discretion, shall designate an Eligible Employee as a Group 1 Executive or Group 2 Executive for purposes of participation in the Plan.

1.12“Qualifying Termination” shall mean an involuntary termination on or after the Effective Date of an Eligible Employee by the Company for any reason other than due to death, Disability, or for Cause.

ARTICLE II
SEVERANCE BENEFITS

2.1Severance Benefits. In the event of an Eligible Employee’s Qualifying Termination, provided the Eligible Employee’s Release (as defined below) has been executed in the timely manner provided in Article VIII and the period of revocation has expired, the terminated Eligible Employee will receive the following benefits following the Release Effective Date, which is determined in accordance with the timing set forth in Article VIII (collectively, “Severance Benefits”):

(a)Severance Payment. In the event of an Eligible Employee’s Qualifying Termination, such terminated Eligible Employee shall be eligible to receive the amount described below based on the Eligible Employee’s group, annual base salary and target annual incentive amount under the Management Incentive Compensation Plan (the “MICP”) (or any successor plan thereto) on the date the Eligible Employee terminates employment:

(i)Group 1 Executive: Sum of (a) annual base salary and target annual incentive amount multiplied by (b) 1.5.

(ii)Group 2 Executive: Sum of (a) annual base salary and target annual incentive amount multiplied by (b) 1.

Such amount shall be paid in equal regular payroll installments over a twelve (12) month period starting with the first payroll period after the Release Effective Date; provided, however, that in the event of a Change in Control of the Company, the amounts described above shall be paid in a lump sum, provided, further, that if the Eligible Employee is currently receiving installment payments, those payments shall continue in lieu of a lump sum. In all cases, such payments shall begin or occur within thirty (30) days following the Release Effective Date.

(b)Pro Rata Annual Incentive Payment. In the event an Eligible Employee’s Qualifying Termination is on or after July 1 but before the end of the applicable calendar year, the Eligible Employee shall remain eligible for a pro rata payment of the Eligible Employee’s annual incentive under the MICP (or any successor plan thereto) calculated using the number of days of active service completed by the Eligible Employee with the Company in the applicable calendar year. In the event an Eligible Employee’s Qualifying Termination is after the applicable calendar year but prior to payment of the annual incentive, the Eligible Employee shall remain eligible for a payment of the Eligible Employee’s annual incentive under the MICP (or any successor plan thereto) for the applicable calendar year prior to the Eligible Employee’s Qualifying Termination. Any payment under this Section 2.1(b) shall be based on actual financial performance of the Company and target (100%) individual performance. The timing of any payment under this Section 2.1(b) shall be consistent with the timing of annual incentive payments under the MICP (or any successor plan thereto) in the ordinary course to all United States employees generally; provided, however, the payment shall be made no later than March 15 of the calendar year following the calendar year of the Eligible Employee’s Qualifying Termination.

(c)Medical, Dental or Vision Coverage Payment. In the event of an Eligible Employee’s Qualifying Termination and if the Eligible Employee was currently enrolled in the Company’s group medical, dental or vision plan as of the date of a Qualifying Termination, then the Company shall pay to such Eligible Employee a lump-sum cash amount within thirty (30) days following the Release Effective Date outlined below using the current monthly employer cost of the applicable coverage and the Eligible Employee’s group:

(i)Group 1 Executive: Monthly employer cost of applicable group medical, dental or vision coverage multiplied by 18.

(ii)    Group 2 Executive: Monthly employer cost of applicable group medical, dental or vision coverage multiplied by 12.

(d)Outplacement Benefits. In the event of an Eligible Employee’s Qualifying Termination, the Company shall provide outplacement services suitable to the Eligible Employee’s position via the Company’s third-party provider or otherwise for a period of up to eighteen (18) months or, if earlier, until the Eligible Employee accepts full-time employment, up to the amount specified below based on the Eligible Employee’s group:

(i)Group 1 Executive: Outplacement amount not to exceed a total of $35,000.

(ii)Group 2 Executive: Outplacement amount not to exceed a total of $20,000.

ARTICLE III
LIMITATION ON PAYMENT OF BENEFITS

3.1Non-Duplication of Benefits. Any Severance Benefits payable to an Eligible Employee under the Plan will be in lieu of and not in addition to any severance benefits to which the Eligible Employee would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Eligible Employee and the Company that provides for severance benefits. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder shall be reduced by amounts paid or provided to an Eligible Employee by the Company under any other applicable plan or arrangement providing for a payment upon a termination of employment, including but not limited to, statutory severance or other termination pay arrangements, any Change in Control payments, or payments associated with individual employment or retention agreements. Additionally, no Eligible Employee shall otherwise be eligible for severance under the Baxter Severance Pay Plan (or any successor United States broad-based severance plan thereto). Notwithstanding the foregoing, this Section 3.1 shall not apply to any vesting or payments associated with an Eligible Employee’s long-term incentive awards granted under the Baxter International Inc. 2011 Incentive Plan, the Baxter International Inc. 2015 Incentive Plan, or any shareholder-approved successor plans.

3.2Section 280G. If any payment or benefit received or to be received by an Eligible Employee (including any payment or benefit received pursuant to this Plan or otherwise) would be, in whole or in part, subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the payments or benefits provided under this Plan or any other agreement pursuant to which the Eligible Employee receives payments that give rise to the Excise Tax will either be (a) paid in full, or (b) reduced to the extent necessary to make such payments and benefits not subject to such Excise Tax. The Company shall reduce or eliminate the payments in the following order of priority in a manner consistent with Section 409A of the Code: (i) first by reducing cash compensation, (ii) next from equity compensation, and then (iii) pro rata among all remaining payments and benefits, in each case, in reverse order beginning with payments that are to be paid the farthest in time from the determination. The Eligible Employee shall receive the greater, on an after-tax basis, of (a) or (b). In no event will the Company be required to gross up any payment or benefit to the Executive to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax. Unless the Company and the Eligible Employee otherwise agree in writing, any parachute payment calculation will be made in writing by the Accounting Firm (as defined below), whose calculations will be conclusive and binding upon the Company and the Eligible Employee for all purposes. The Company and the Eligible Employee will furnish to the Accounting Firm such information and documents as they may reasonably request in order to make a parachute payment determination. The Accounting Firm also will provide its calculations, together with detailed supporting documentation, both to the Company and to the Eligible Employee, before making any payments that may be subject to the Excise Tax. For purposes of this Plan, “Accounting Firm” shall mean the then-current independent auditors of the Company or such other nationally recognized certified public accounting firm as may be designated by the Company.

3.3Indebtedness of Eligible Employee. If an Eligible Employee is indebted to the Company as of the date of the Eligible Employee’s termination of employment, the Company reserves the right to offset any benefits under this Plan by the amount of such indebtedness, provided that such offset shall not give rise to any tax under Section 409A of the Code.

3.4Withholding. Amounts paid to an Eligible Employee hereunder shall be subject to all applicable federal, state and local withholding taxes, and all legally required deductions.

3.5Recoupment and Cessation; Reemployment. After amounts have been paid to an Eligible Employee under this Plan, if, within twelve (12) months of the Eligible Employee’s termination of employment: (a) the Eligible Employee violates his or her obligations to the Company and its Affiliates pursuant to an employment agreement, restrictive covenant or similar agreement, or (b) it is determined that the Eligible Employee could have been terminated for Cause, then, the Eligible Employee shall be required to repay to the Company all amounts paid under the Plan. Such repayment shall be made by Eligible Employee within thirty (30) days of demand for repayment by the Committee or its delegate. The Committee or its delegate shall cease any future payments under the Plan. By accepting benefits under this Plan, an Eligible Employee: (i) certifies his or her understanding that any failure by the Eligible Employee to comply with this Plan or with any employment agreement, restrictive covenant or similar agreement may result in legal action, and (ii) acknowledges that the Company and its Affiliates will face irreparable injury in the event of a breach or a threatened breach of such agreements and covenants which may be difficult to calculate in dollar terms, and therefore, agrees that in such event, (A) the Company shall be entitled, in addition to remedies otherwise available at law or in equity, to specific performance and/or immediate injunctive and/or other equitable relief, without the posting of a bond and without proof of damages; and (B) should the Company successfully enforce any portion of this Plan or such agreements in a lawsuit or other proceeding, the Company shall be entitled to all of its reasonable attorneys’ fees and costs, in addition to damages and equitable relief, incurred as a result of enforcing this Plan and such agreements. In the event the Eligible Employee becomes reemployed after a Qualifying Termination by the Company or its Affiliates prior to all payments being made under the Plan, the Eligible Employee shall be entitled to keep any payments made up to the date or reemployment, and any future payments shall cease.

ARTICLE IV
ADMINISTRATION, AMENDMENT AND TERMINATION; TERM

4.1Administration by the Committee. The Plan shall be administered by the Committee. The Committee will have and will exercise the powers and duties described herein, including, the power and duty to interpret this Plan and determine the benefit to which Eligible Employees are entitled hereunder. The Committee shall have the authority to delegate its powers and duties under the Plan to one or more individuals.

4.2Indemnification and Expenses. The Company shall indemnify and hold harmless members of the Committee against any and all expenses and liabilities arising out of their administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member's own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof. To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

4.3Committee Powers and Responsibilities. The Committee or its delegate shall have all discretionary powers necessary to enable it to properly to carry out its duties with respect to the administration of the Plan. Not in limitation, but in amplification of the foregoing, the Committee shall have the power and authority, in its discretion, to:

(a)Construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions and factual findings, including determination of which individuals are eligible for severance benefits, the amount of severance benefits to which any employee may be entitled, and all other matters pertaining to the Plan;

(b)Adopt amendments to the Plan document which are deemed necessary or desirable to bring these documents into compliance with all applicable laws and regulations, including but not limited to Section 409A of the Code and the guidance thereunder; and

(c)If the Committee has delegated some of its powers and duties under the Plan to an individual who is also an Eligible Employee, such Eligible Employee may not act or vote in a decision specifically relating to themselves as an Eligible Employee in the Plan.

4.4Decisions of the Committee. Decisions of the Committee or its delegate made in good faith upon any matter within the scope of its authority shall be final, conclusive and binding upon all persons, including Eligible Employees, their heirs and their legal representatives.

4.5Plan Amendment and Termination. The Plan may be amended or terminated at any time and for any reason by action of the Committee.

ARTICLE V
CLAIMS FOR BENEFITS

Any person who believes they are entitled to benefits under this Plan may submit a claim for benefits within 90 days of a Qualifying Termination. The claim must be in writing and state the claimant’s reasons for claiming these benefits. The claims must be sent to the Committee (or its delegate). If the claim is denied, in whole or in part, written notice of the denial will be provided within ninety (90) days of initial receipt of the claim. If an extension of time is required for making a claim determination, a written notice of the extension will be provided prior to the end of the original 90-day period explaining the circumstances requiring the extension and the date by which the determination will be made.

The claim denial notice will include:

•The specific reason for the denial;
•The specific Plan provisions on which the denial is based;

•A description of any additional material or information that is necessary to complete the claim and an explanation of why such material or information is necessary.
•A description of the appeal procedures.
•A statement of the right to bring suit under ERISA upon claim denial following a final appeal.

An individual whose claim for benefits is denied may: (i) file a request for review with the Committee or its delegate within sixty (60) days; (ii) receive reasonable access to and copies (free of charge) of all documents, records and other information relevant to the claim; and (iii) submit written comments, documents, records and other information relating to the claim. After receiving a request for review, the Committee or its delegate will render a final decision within sixty (60) days, unless circumstances require an extension of an additional sixty (60) days for the review. In this case, the Committee or its delegate will notify the claimant in writing of the need for an extension. The decision of the Committee or its delegate will be in writing, and will include:

•the specific reasons for the decision;
•specific references to the pertinent provisions of the Plan on which the decision is based;
•a statement regarding entitlement to access and copies of (free of charge) all documents and information relevant to the claim; and
•a statement concerning the right to bring action under ERISA Section 502(a) to recover benefits or enforce rights.

No person eligible for benefits under the Plan has a right to seek review of a denial of benefits—or to bring any action to enforce a claim for benefits—in any court, prior to filing a claim for benefits and exhausting all rights described under this section, or more than six months after receipt of the decision on appeal. Except as may be otherwise required by law, the decision of the Committee or its delegate will be binding on all parties.

ARTICLE VI MISCELLANEOUS

6.1    No Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any person or to be consideration for the employment of any person. Nothing in this Plan shall be construed as giving any Eligible Employee any right to be retained in the employ of the Company or shall affect the terms and conditions of an Eligible Employee’s employment with the Company prior to the Effective Date.

    6.2    ERISA Plan. The Plan is intended to be a “top hat” “employee welfare benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and 29 C.F.R. § 2520.104-24.

    6.3    Effect of Plan. This Plan is intended to supersede provisions of prior oral or written policies of the Company to the extent that such provisions address severance payments or benefits provided upon a Qualifying Termination and all prior oral or written communications to Eligible Employees with respect to the subject matter hereof, and all such provisions of such prior policies or communications are hereby null and void and of no further force and effect. The terms of all individual agreements or long-term incentive plans (including without limitation, a Change in Control Agreement or any other change in control agreements providing for severance benefits in connection with a termination of employment following a change in control) shall continue without change and are not superseded, modified, voided or terminated by the Plan. Additionally, this Plan shall not apply to any Eligible Employee if (a) an Eligible Employee is subject to a Change in Control Agreement, and (b) an event occurs that is otherwise covered under the terms of such Change in Control Agreement. For the avoidance of doubt, in such a circumstance, the terms of the Change in Control Agreement shall govern in all cases involving a Change in Control.

    6.4    Source of Payments. All payments provided under this Plan, other than payments made pursuant to any other Company employee benefit plan that provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. To the extent that any Eligible Employee acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

6.5    No Mitigation or Retirement Plan Offset. An Eligible Employee with a Qualifying Termination shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Plan be reduced by any compensation earned by such a terminated Eligible Employee as the result of employment by another employer or by retirement benefits paid by the Company or another employer after the date of the Eligible Employee’s termination of employment or otherwise.

6.6    Notice. For the purpose of this Plan, notices and all other communications shall be in writing and shall be deemed to have been duly given when delivered or mailed by overnight courier or United States registered mail, return receipt requested, postage prepaid, addressed to the Plan to the General Counsel, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015, and to an Eligible Employee to the address set forth in the Company’s payroll records or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

6.7    Nonalienation of Benefits. No benefit under the Plan may be assigned, transferred, pledged as security for indebtedness or otherwise encumbered by any Eligible Employee or subject to any legal process for the payment of any claim against an Eligible Employee.

6.8    Application of Section 409A. The intent of the Company is that payments and benefits under the Plan are exempt from Section 409A of the Code (after first applying the exception for short-term deferrals, then applying the exception for severance benefits to any remaining amounts, and then applying the exception for small amounts to any further remaining amounts) or otherwise comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to comply therewith. Notwithstanding anything to the contrary in the other provisions of the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, an Eligible Employee shall not be considered to have terminated employment or service with the Company or its Affiliates for purposes of the Plan and no payment or benefit shall be due to the Eligible Employee under the Plan until the Eligible Employee would be considered to have incurred a “separation from service” from the Company or its Affiliates within the meaning of Section 409A of the Code. Additionally, if an Eligible Employee, at the date of a Qualifying Termination, is a “specified employee” as defined in the Baxter International Inc. and Subsidiaries Deferred Compensation Plan, and such amounts are subject to Section 409A of the Code, then amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Eligible Employee’s termination of employment shall instead be paid on the first business day after the date that is six months following the Eligible Employee’s termination of employment (or upon the Eligible Employee’s death, if earlier) unless the Company reasonably determines, based on the advice of counsel, that such delayed commencement is not required to avoid an “additional tax” under Section 409A(a)(2) of the Code. Each amount to be paid or benefit to be provided pursuant to the Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code.

6.9    Governing Law, Venue. The Plan shall be construed according to the laws of the State of Illinois, except to the extent such laws are preempted by federal law. Any litigation involving the Plan must be brought in federal court in Chicago, Illinois.

6.10    Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

6.11    Headings. The headings contained in this Plan are intended solely for convenience of reference and shall not affect the rights of the parties to this Plan.

6.12    Severability. In the event any provision of this document conflicts with applicable laws or laws under which this document is construed, or if any provision of this document is held to be illegal, invalid or unenforceable or partially illegal, invalid or unenforceable by a court with jurisdiction over the Plan or this document, then this document shall be modified to conform with said laws or judicial determination, such provision shall be construed and enforced only to such extent as it may be a legal and enforceable provision. Such illegal, invalid, and unenforceable provisions will not affect any other provision hereof, and this Plan will be construed and enforced as if such provisions had not been included, and all other provisions of this document shall be given full effect.

6.13    Recovery of Benefits. In the event an Eligible Employee receives any Severance Benefits which are in excess of the amount which should have been made, the Company shall have the right to recover the amount of such excess from the Eligible Employee. The Committee may, at its option, deduct the amount of such excess from any subsequent payments, as allowed under any applicable law.

ARTICLE VII
SUCCESSORS; BINDING AGREEMENT

    7.1    Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Section 7, the “Company” shall include the Company as defined in Section 1.8 and any successor to its business and/or assets which shall assume and agree to perform the obligations arising under this Plan by operation of law or otherwise.

    7.2    Enforceability; Beneficiaries. This Plan shall be binding upon and inure to the benefit of each Eligible Employee (and such Eligible Employee’s personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the stock, assets or business of the Company or otherwise, including, without limitation, as a result of a change in control or by operation of law. This Plan shall inure to the benefit of and be enforceable by each Eligible Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If an Eligible Employee should die while any amount would still be payable hereunder if such Eligible Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Eligible Employee’s devisee, legatee or other designee or, if there is no such designee, to such Eligible Employee’s estate.

ARTICLE VIII
RELEASE OF CLAIMS

As a condition to the receipt of any of the Severance Benefits, each Eligible Employee must execute and allow to become effective and not revoke a release substantially similar with the form on Appendix I (the “Release”) with such execution occurring not prior to the date of Eligible Employee’s termination of employment and not later than thirty (30) days (unless a greater period is required by applicable law) after the Eligible Employee's receipt thereof. The date on which such Release becomes effective and not revocable is the “Release Effective Date”. The Severance Benefits shall commence to an Eligible Employee promptly following the Release Effective Date in accordance with the terms of the Plan. Notwithstanding the foregoing, if the time for considering a Release spans the end of one calendar year and the beginning of the following calendar year, then the Severance Benefits shall be paid (or shall commence, as applicable) in the second calendar year (promptly following the later of the Release Effective Date or January 1 of the second calendar year) regardless of when the Release Effective Date occurs.

ARTICLE IX
ADMINISTRATION

    9.1    Funding. The Company pays Severance Benefits solely from current operating funds and general assets. No portion of the Plan is funded.

    9.2    Plan Sponsor and Plan Administrator. The Plan is sponsored by Baxter International Inc. The Compensation Committee of the Board, or its delegate, is the Plan Administrator.

    9.3    Plan Name. The name of the plan is the Baxter International Inc. Executive Severance Plan.

    9.4    Plan Type. The Plan is intended to be a “top hat” “employee welfare benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and 29 C.F.R. § 2520.104-24.

    9.5    Plan Year. The Plan Year is January 1 through December 31.

    9.6    Agent for service of legal process. The agent for service of legal process on the Plan is:
        Senior Vice President and General Counsel Baxter International Inc.
        One Baxter Parkway
        Deerfield, Illinois 60015

        Legal process on the Plans may also be served on the Plan Administrator.

    9.7    EIN. Baxter’s employer identification number is 36-0781620.

    9.8    ERISA Rights.

Receive information about your plan and benefits

• Examine (without charge) at the Plan Administrator’s office and at other specified locations—such as work sites—all plan documents. These may include the latest annual report (Form 5500 series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration (if applicable).

• Obtain, upon written request to the Plan Administrator, copies of all plan documents governing the operation of the Plan, including the most recent annual report (Form 5500 series) (if applicable), and an updated summary plan description. The administrator may make a reasonable charge for these copies.

Enforcing your rights
If your claim for a benefit is denied or ignored, in whole or in part, you have the right to know why and to obtain copies of the documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce your ERISA rights. For instance:

• If you request a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials—unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

• If you have a claim for benefits which is denied or ignored—in whole or in part after going through the appeals procedure—you may file suit in a state or federal court.

• If it should happen that plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your ERISA rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

If you file suit against the Plan, the court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees—for example, if it finds your claim is frivolous.

Assistance with your questions
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the Employee Benefits Security Administration Brochure Request Line at 1-800-998-7542, on the Internet at http://www.dol.gov/pwba/public/pubs/imain.htm, or by contacting the EBSA field office nearest you.

APPENDIX I

FORM OF RELEASE AGREEMENT

Confidential Separation Agreement and General Release of Claims
This Confidential Separation Agreement and General Release of Claims (“Agreement”) is between [EMPLOYEE NAME] (“Employee”) and [EMPLOYER NAME] (the “Company”).
Employee and the Company, for good and valuable consideration, mutually agree to the following terms and conditions:
1.Notification Date and Separation Date
a.The Company provided Employee with this Agreement on [NOTIFICATION DATE] (“Notification Date”).
b.Employee’s employment with the Company will end on [SEPARATION DATE] (“Separation Date”).
c.[Option 1] Until the Separation Date, Employee will continue to report to work daily. [Option 2] As of the Notification Date, Employee will not report to work daily. Employee will assist in the transition, including, but not limited to, answering questions as necessary and requested by the Company through the Separation Date and as otherwise set forth below. Notwithstanding the foregoing, the parties hereto expect that, following the Notification Date, the average monthly time spent by Employee on services provided by the Employee shall be more than twenty percent (20%) of the average monthly time spent by Employee on services performed by the Employee for the Company during the thirty-six (36) months immediately preceding the Notification Date.
2.The Company’s Promises
a.The Company agrees to the following:
i.The Company will pay Employee the amounts in accordance with the Baxter International Inc. Executive Severance Plan (the “Plan”).
ii.The Company will not contest any claim for unemployment benefits filed with the state arising out of Employee’s employment with or separation from the Company, provided, however, that nothing herein prohibits the Company from providing information or documents to the state if requested or required by law. This provision shall not apply if Employee files for such benefits in the state of California.
b.Any payment specified in this Section will in accordance with the terms and conditions of the Plan. All consideration set forth in this Section is a gross amount and will be subject to all legally required and appropriate withholdings (including any unpaid premium deductions held in arrears).
c.Employee will not be eligible to receive the consideration set forth in this Section unless: (i) Employee signs and returns this Agreement by the deadline for Employee’s signature as specified below, and provided that Employee does not revoke acceptance of this Agreement within the revocation period described below; (ii) Employee timely returns all Company property in good working order as required below; and (iii) Employee is otherwise in compliance with this Agreement.
3.Payment for Work Performed
Employee has been and/or will be paid up through and including the Separation Date for all work performed on regularly scheduled pay dates at Employee’s current base salary (less withholdings). The Company has or will also pay the Employee for all earned but unused paid time off within thirty (30) days following the Separation Date, or sooner if required by law. These will be paid regardless of whether Employee signs this Agreement. Employee acknowledges and agrees that upon payment of these amounts, Employee has been paid for all work performed, including all wages, salary, bonuses, overtime, and any earned, unused paid time off up through and including the Separation Date. Employee agrees that Employee is entitled to no other payments or other compensation whatsoever arising out of Employee’s employment with, or termination from, the Company, unless otherwise expressly agreed to by the parties in this Agreement.
4.Employee’s Promises
Employee agrees to the following:
a.Employee releases and waives all claims on behalf of Employee and Employee’s heirs, assigns, executors, administrators and anyone claiming for or on Employee’s behalf, against the Company and/or the other Released Parties (defined below) which have arisen up to and including the date on which Employee signs this Agreement. “Released Parties” means the Company and its parents, subsidiaries, affiliates, and assigns, and all its and their executives, officers, directors, attorneys, employees, agents, and employee benefit plans. This waiver and release includes but is not limited to: (i) all claims alleging unlawful discrimination, harassment, or retaliation based on race, sex, gender, color, religion, national origin, sexual orientation, gender identity or expression, age, veteran or military status, disability or any other protected category under federal, state or local laws, including but not limited to any claims under the Age Discrimination in Employment Act as amended by the Older Workers’ Benefit Protection Act; (ii) all claims for unpaid compensation or benefits under any practice, policy, or plan, (iii) all tort or contract claims, whether seeking compensatory, punitive, legal or equitable damages, attorneys’ fees and/or costs of any kind, including, but not limited to, claims for wrongful or retaliatory discharge, breach of contract, violation of public policy, severance, defamation, libel, slander, invasion or breach of privacy, intentional and/or negligent infliction of emotional distress, or personal injury; and (iii) any other claims whatsoever up through and including the date Employee signs this Agreement and whether currently known or unknown (collectively the “Waived and Released Claims”).
Notwithstanding the foregoing, “Waived and Released Claims” do not include, and Employee is not waiving and releasing: (a) claims that by law may not be waived and released, including but not limited to any claim for unemployment or workers’ compensation benefits, or any claim for any vested, accrued benefits to which Employee is (or becomes) otherwise entitled pursuant to the terms and conditions of any of the applicable benefit plans in which Employee participated prior to the Separation Date; (b) claims arising out of conduct occurring after the date this

Agreement is signed by Employee; or (c) Employee’s right to file a claim or lawsuit to enforce the terms of this Agreement after it becomes effective, or any claim or lawsuit to challenge the validity of this Agreement under the Age Discrimination in Employment Act as amended by the Older Workers’ Benefit Protection Act.
b.Employee will not accept any money or other personal relief on account of or as a remedy for Employee’s actual or alleged injury or damages, as a result of or in connection with any past, present or future lawsuit, charge or other claim filed with or by any federal, state, or local court, agency or other governmental entity or person that involves or is based upon any Waived and Released Claims (including without limitation any charge or other claim filed by or with the Equal Employment Opportunity Commission (“EEOC”) or any similar state or local governmental agency alleging any form of employment discrimination or retaliation), it being understood and agreed that Employee hereby waives and releases any such monetary or other personal recovery.
c.Employee will not file or become a plaintiff or claimant of any kind in, any lawsuit, arbitration or other legal proceeding against the Company (or any of the other Released Parties) for, or based on, any Waived and Released Claims. This includes, without limitation, Employee’s promise and agreement hereby not to become a named or opt-in plaintiff, class or collective action member or other claimant in any class action, collective action, representative action or other consolidated action in court or any arbitration proceeding for, or based on, any Waived and Released Claims, and to take all steps necessary to opt out of any such action or proceeding.
d.Employee will return, on or before Employee’s Separation Date or sooner as directed by the Company, all Company property in good working order (by way of example, this includes, but is not limited to, key cards, badges, computers, tablets, cell phones, credit cards, documents, electronic storage devices, building/parking passes, and keys).
e.Employee will continue to abide by all obligations set forth in any contract or agreement with the Company which contain restrictive covenants related to confidentiality, non-competition, non-solicitation, and intellectual property ownership, and any such contract or agreement is are incorporated herein by reference and remains in full force and effect.
f.Employee will cooperate with the Company in any ongoing litigation, claim, investigation, or subpoena involving or relating to the Company for which Employee may have knowledge due to Employee’s employment with the Company. This will include Employee being available to meet with the Company’s legal representatives, and to appear and testify truthfully as a witness in administrative or court proceedings or in depositions provided that the Company will make reasonable efforts to schedule any such meetings or appearances at mutually agreeable times and locations.
g.Employee will, within forty-eight (48) hours of receipt of any subpoena or other legal requirement requiring testimony, information or cooperation from Employee, notify the Company’s General Counsel to allow the Company to assert all available legal defenses; provided, however, this obligation shall not apply to any legal proceeding for which Employee is legally prohibited from notifying the Company.

h.If Employee is an officer or director of the Company or any parent, subsidiary, or affiliate of the Company, Employee shall sign, date and return with this Agreement the resignation form attached as Exhibit A to this Agreement.
i.Employee will not defame, disparage, libel or slander the Company or any of the Released Parties.
j.Employee will not seek future employment with the Company or any parent, subsidiary or affiliate of the Company. If Employee seeks future employment with any of the foregoing entities, this Agreement will be a legitimate reason to reject outright Employee for employment and/or rescind an offer of employment.
k.The consideration provided to Employee in this Agreement will be reported to appropriate governmental agencies as taxable income to the extent required by law. Employee agrees to indemnify the Company and the Released Parties and hold them harmless from any interest, taxes or penalties assessed against them by any governmental agency as a result of Employee’s non-payment of taxes on the consideration provided to Employee under this Agreement. The Company and the Released Parties make no representation as to the taxability of the consideration provided to Employee under this Agreement.
5.Additional Limitations on Employee’s Promises
This Agreement does not in any way, and is not intended to: (i) limit or restrict Employee’s non-waivable right to file an administrative complaint with the EEOC, the National Labor Relations Board (“NLRB”), or with another governmental agency; (ii) require Employee to dismiss any pending administrative complaint with the EEOC, NLRB, or with another governmental agency; (iii) limit or restrict Employee’s non-waivable right to participate as a witness or cooperate in any investigation by the EEOC, NLRB, or another governmental agency; or (iv) limit Employee’s right to receive an award for information provided to any governmental agency. The parties acknowledge that Employee has the right to: (1) report any good faith allegation of unlawful employment practices to any appropriate federal, state, or local government agency enforcing discrimination laws; (2) report any good faith allegation of criminal conduct to any appropriate federal, state, or local official; (3) participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws; (4) make any truthful statements or disclosures required by law, regulation, or legal process; and (5) request or receive confidential legal advice.
6.Mutual Promises
a.WAIVER OF RIGHT TO JURY: Employee and the Company agree that, in the event there is any dispute arising out of or relating to this Agreement, including, without limitation, any claim regarding the validity or enforceability of the general release, or any claim not purportedly waived by the general release, the parties hereby irrevocably waive any right to a trial by jury of such dispute or claim.
b.The parties agree that maintaining the confidentiality of this Agreement is to their mutual benefit and is their preference. Therefore, the Company and Employee will keep the fact of and terms of this Agreement confidential, except that Employee may disclose the fact of and terms of this Agreement to Employee’s spouse, and any tax, financial or legal advisors, as necessary, provided that such persons are advised of and agree to maintain the confidentiality of this Agreement, and except as required by law or as requested by or disclosed to a governmental agency on a confidential basis. The Company may disclose the fact of and terms of this Agreement to its tax, financial or legal advisors, and any employee or agent of the Company necessary to execute the terms of the Agreement, and except as required by law or as requested by or disclosed to a governmental agency. This confidentiality requirement includes a promise not to disclose the fact of or terms of this Agreement in any medium, whether oral, written or electronic, including but not limited to, the Internet and social media.
7.Employee Representations Concerning Company Conduct
Unless provided to the Company in writing concurrently with this signed Agreement, Employee is not personally aware of any actions by the Company or any of the Released Parties up through and including the date Employee signs this Agreement that evidence: (i) any inappropriate, discriminatory, unlawful, unethical, or retaliatory conduct of any kind whatsoever (“Inappropriate Conduct”) against Employee or any other third person or entity, (ii) any failure of the Company to reasonably investigate or respond to any complaint that Employee has made about Inappropriate Conduct, or (iii) any failure by the Company to comply with any applicable laws, statutes, rules, or regulations whether under federal, state, or local law.
8.Miscellaneous Terms
a.This Agreement may be executed in multiple counterparts, each part constituting an original, and an electronic copy or signature will constitute an original.
b.This Agreement will not be construed as an admission of wrongdoing on the part of the Company, Employee, or the Released Parties.
c.The parties agree that the laws of the State of Illinois will govern this Agreement, without regard to its conflicts of laws principles. The parties further agree to, and submit to, on an exclusive basis, the personal jurisdiction and venue of the state and federal courts located in Illinois for any matters arising out of or related of this Agreement. The parties also irrevocably waive any claim that the courts in Illinois are an inconvenient forum. If Employee resides and is/was employed by the Company in California or Louisiana, this paragraph shall not apply.
d.If this Agreement is found to be unenforceable, in whole or in part, it will be modified to give full effect to the parties’ intentions or, if not possible, the unenforceable provision excised from the Agreement, with each remaining portion of the Agreement remaining in full force and effect.
e.This Agreement will supersede any prior oral or written communications concerning the subject matter or terms of this Agreement.
9.Employee’s Acknowledgement and Agreement
Employee understands, acknowledges and agrees that:
a.the consideration provided to Employee in this Agreement is of value and exceeds any amount to which Employee is otherwise entitled;

b.Employee has carefully read and fully understands this Agreement and is signing this Agreement knowingly and voluntarily and without duress or coercion;
c.Employee has been advised by this Agreement in writing to consult with an attorney, at Employee’s own expense, prior to executing this Agreement;
d.Employee has been given a full twenty-one (21) calendar days to consider this Agreement before signing it; and
e.Employee has seven (7) calendar days following Employee’s execution of this Agreement to revoke his/her acceptance of this Agreement by delivering within that time period a written notice of revocation to “Senior Vice President, Human Resources, Baxter Healthcare Corporation, One Baxter Parkway, Deerfield, Illinois 60015.” This Agreement will not become effective or enforceable until this seven (7) day revocation period has expired without any revocation by Employee.
THIS AGREEMENT MAY NOT BE SIGNED BY EMPLOYEE UNTIL THE SEPARATION DATE OR AFTER.
THIS AGREEMENT MUST BE SIGNED BY EMPLOYEE AND RETURNED TO [HR CONTACT] BY [RETURN DATE] TO BE ENFORCEABLE. IF NOT RECEIVED BY THIS DATE, EMPLOYEE WILL BE DEEMED TO HAVE REJECTED THIS AGREEMENT.
ACCEPTED AND AGREED TO BY:

____________________________________ Employee ____________________________________ Employee’s Signature Date	____________________________________ Authorized Company Representative ____________________________________ The Company’s Signature Date

Exhibit A
To:    Baxter International Inc.
Attention: Corporate Secretary
One Baxter Parkway
Deerfield, IL 60015

Effective as of the date of my signature below, I hereby resign as a director, member or officer of Baxter International Inc. and of each of its subsidiaries (collectively, “Baxter”) and as a member of any committee of Baxter or any board of directors, board of managers or special subcommittee thereof.

__________________________            ________________________
[NAME]                        Date